EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL RECEIVES NASDAQ LETTER OF REPRIMAND
CLOSING COMPLIANCE MATTERS

Prompt Corrective Actions by Company Cited in Closure of Review on Matters Relating to Director
Independence Requirements

KING OF PRUSSIA, PA — May 28, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced that it received a letter of reprimand from the Listing Qualifications Staff of the NASDAQ Stock Market for non-compliance with the majority independent board and solely independent audit nominating and compensation committee requirements set forth in NASDAQ Listing Rule 5605. The Staff notified the company that it has completed its review and deemed it appropriate to close the matter, based in part upon the prompt corrective actions taken by the company after discovering and notifying NASDAQ about the compliance issues.

On April 30, 2009, InterDigital® announced in a Form 8-K that it had self-reported to NASDAQ its non-compliance with Listing Rule 5605 and had made changes to its Board of Directors and related committee assignments to restore compliance with the rule.

In reaching its determination to close the matters by issuing the letter of reprimand, the Staff considered, among other things, that the company “has not demonstrated a pattern of non-compliance.” The Staff also noted that “once this compliance issue was discovered by the [c]ompany, it was cured in a prompt and effective manner” and that, based on discussions with the company, the Staff believes that the company “inadvertently violated the Listing Rules.”

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800